EXHIBIT 11  STATEMENT RE COMPUTATION OF PER SHARE EARNINGS:
(amounts in thousands, except share data)


                                               Three months ended March 31,
                                                    1996            1995
                                                ------------    -----------
PRIMARY:

Net earnings (loss) from
   continuing operations                        $       939     $    (1,478)
Discontinued operations                                   0           2,151
                                                ------------    ------------
Net earnings                                            939             673
Adjustment for dividends on
    convertible preferred shares                       (510)           (579)
                                                ------------    ------------
Adjusted net earnings                           $       429     $        94
                                                ============    ============
Weighted average common shares
    outstanding                                  15,728,283      15,497,575

Common stock equivalents:
  Stock options                                      25,364           5,004
  Employee incentive plans                          170,417         197,947
                                                ------------    -----------
Total                                            15,924,064      15,700,526
                                                ============    ===========
Primary earnings (loss) per common share
   from continuing operations                   $      0.03     $     (0.13)
Discontinued operations                                0.00            0.14
                                                -----------    ------------
Primary earnings per common share               $      0.03     $      0.01
                                                ============    ============

FULLY DILUTED: (1)

Net earnings (loss) from
   continuing operations                        $       939     $    (1,478)
Discontinued operations                                   0           2,151
                                                ------------    ------------
Net earnings                                            939             673
Adjustment for dividends on
    convertible preferred shares                       (510)           (579)
                                                ------------    ------------
Adjusted net earnings                           $       429     $        94
                                                ============    ============
Weighted average common shares
    outstanding                                  15,728,283      15,497,575

Common stock equivalents:
  Stock options                                      25,364           5,004
  Employee incentive plans                          170,417         197,947
                                                ------------    -----------
Total                                            15,924,064      15,700,526
                                                ============    ===========
Fully diluted earnings (loss) per common share
   from continuing operations                   $      0.03     $     (0.13)
Discontinued operations                                0.00            0.14
                                                -----------    ------------
Fully diluted earnings per common share         $      0.03     $      0.01
                                                ============    ============

(F1) For the three months ended March 31, 1996 and 1995, no adjustments have been made for incremental dividends on preferred stock or to common stock equivalents for convertible preferred stock as these adjustments would be anti-dilutive.



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